[ARTICLE]      5




Note: Information in this document marked with "[*]" has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.




AGREEMENT BETWEEN HELLO DIRECT, INC. AND SEO-WON K-TEC., INC.





TABLE OF CONTENTS

        Number  Article

        1       Definitions
        2       Term
        3       Manufacture of Products
        4       Obligations of SWKT
        5       License and Technology
        6       Price
        7       Payment Terms
        8       Purchase Orders
        9       Forecasts
        10      Delivery
        11      Product Transfers
        12      Warranty
        13      Raw Materials
        14      Engineering Changes
        15      Quality Assurance
        16      Product Acceptance
        17      Packing
        18      Records and Reporting
        19      Spare Parts Availability
        20      Tools, Fixtures and Jigs
        21      Confidentiality
        22      Product Rights/Exclusivity
        23      Trademarks
        24      Infringement of Trademarks and Other Proprietary Rights
        25      Relationship of Parties
        26      Sales Territory and License Fee
        27      Termination
        28      Effect of Termination
        29      Insurance
        30      Addresses, Contacts and Meetings
        31      Waiver
        32      Non-Assignment
        33      Arbitration
        34      Patent and Copyright Indemnity
        35      Indemnification
        36      Force Majeure
        37      Severability
        38      Governing Law
        39      Entirety of Agreement
        40      Survival
        41      Compliance with Law
        42      Language
        43      Headings
        44      Counterparts
                Signatures

                Appendices
        A       Products and Prices
        B       Tools, Jigs and Fixtures
        C       Quality Inspection Definitions
        D       Sales Territory and License Fee
        E       Hello Direct Trademarks




MANUFACTURING AND SUPPLY AGREEMENT


This Manufacturing and Supply Agreement (the "Agreement") is entered this
First day of January, 1998, by and between:

HELLO DIRECT, INC.
5893 Rue Ferrari
San Jose, California 95138-1858
United States Of America

a company organized and existing under the laws of the State of Delaware (hereinafter called "HDI"); and

SEO-WON K-TEC., INC.
4th Floor, Ilsung Building
6-17 Yangjae-Dong, Seocho-ku
Seoul, Korea

a company organized and existing under the laws of the Republic of Korea (hereinafter called "SWKT").


Recitals

        A. HDI is in the business of developing, manufacturing and selling certain telephone communications and related products and is the owner of valuable intellectual property rights in relation thereto.

        B. SWKT represents that it has the desire and capability to manufacture for HDI certain telephone communications and related products according to desired specifications to be provided by HDI, and HDI desires to purchase such products from SWKT under the terms and conditions contained herein.

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:


1.DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 "Confidential Information" shall mean all information, data and know-how of a confidential nature relating to the businesses, affairs, development projects, manufacturing techniques, sales strategies, products or services provided by either party which is disclosed to one party prior to or during the term of this Agreement, including (a) the Technical Information; (b) information concerning the disclosing party's customers or markets;
(c) information concerning the composition, manufacture or development of the Products or other products of either party; and (d) any technical information, know-how, trade secrets or Intellectual Property Rights of the disclosing party. Confidential Information may be communicated orally, visually, electronically, in writing or any other recorded or tangible form. The above shall not apply to information or data designated as non-confidential by the disclosing party in writing and to data and information which the receiving party can show:
(a) is already rightfully known to the receiving party at the time of disclosure; (b) is or becomes public knowledge through no fault of the recipient; (c) is received without an obligation of confidentiality from a third party having the lawful right to disclose same; or
(d) is required by law to be disclosed.

1.2 "Effective Date" shall mean the date set forth above which shall be the last date on which this Agreement is fully executed by the parties.

1.3 "Improvements" shall mean any and all inventions, discoveries, ideas, developments, improvements and enhancements related to the Products or the Technical
Information, whether or not such inventions, etc. are patented or patentable, copyrighted or copyrightable, and which are conceived or first reduced to practice by either party during the term of this Agreement; provided, however, that Improvements shall not include manufacturing processes developed by SWKT unless such processes are unique to the Products.

1.4 "Intellectual Property Rights" shall mean all proprietary rights in and to all information, technology and expertise, whether or not patented or patentable, copyrighted or copyrightable, and all manufacturing techniques, trade secrets, know-how, technical data, processes or procedures that relate to the Products, including the Technical Information, the Trademarks and any Improvements.

1.5 "Stable Products" shall mean those Products that have been manufactured for [*] consecutive monthly lots, where
(i) each production lot has been a minimum of [*] units,
(ii) each of three consecutive production lots have been received by HDI and passed the AQL inspection level for new Products, and (iii) during the [*] consecutive production lots, there were no specification changes requiring an "Alpha configuration code" increase (e.g., "A" to "B", "B" to "C", etc., configuration change).

1.6 "Products" shall mean those certain telephone communication products originally designed by HDI and described in Appendix "A" attached hereto. Other products not described in Appendix "A" may be added as Products hereunder if SWKT and HDI mutually agree in writing.

1.7 "Quality Plan" shall mean that Quality Control Plan to be submitted by SWKT for approval by HDI and implemented by SWKT in accordance with the terms of Article 15.

1.8 "Specifications" shall mean the specifications for the Products and the components thereof, and may be modified from time to time in accordance with the provisions of
Article 14 hereof. Such Specifications shall, by reference, be incorporated and form part of this Agreement.

1.9 "Technical Information" shall mean the know-how and other technical and other information developed by HDI required for the manufacture and assembly of the Products, including, without limitation, the Specifications and all other ideas, concepts, inventions, data, formulae and specifications.

1.10 "Trademarks" shall mean the HDI trademarks, trade names and service marks listed in Appendix "E" attached hereto and as hereinafter, from time to time, may be added by mutual agreement of the parties.


2.      TERM

This Agreement shall be effective for an initial term of [*] from the date hereof, which shall be automatically extended for successive periods of [*] each unless either party hereto gives the other a written notice of his intention to the contrary. Such notice shall be no less than [*] prior to the expiration of the original term or any extended term.


3.      MANUFACTURE OF PRODUCTS

3.1 SWKT shall manufacture, assemble and supply, and HDI shall purchase, the Products subject to the terms and conditions hereof. [*]

3.2 The Products shall be manufactured and supplied by SWKT in accordance with the Specifications and with such instructions as may be given by HDI from time to time.
SWKT shall manufacture all Products to a standard consistent with good manufacturing practice and shall be solely responsible for ensuring full compliance with all relevant mandatory legal requirements.

3.3 HDI shall have ultimate control of and responsibility for all design, design changes, design variations, engineering changes and production engineering variations to the Specifications and to the Products. SWKT shall not change or modify the Products without HDI's prior written consent, and SWKT shall promptly implement all changes to the Specifications and the Products agreed upon in accordance with the terms hereof.

3.4 In connection with performing its obligations hereunder, it is acknowledged that SWKT may appoint sub-contractors to manufacture all or part of the Products or to provide sub-assemblies of the Products with the prior written consent of HDI; provided that SWKT shall assume full responsibility for the sub-assembly quality supplied by its sub-contractor and, provided further, that any such sub-contractor's facilities shall be considered the same as SWKT's facilities for all purposes of this Agreement.
In connection with the foregoing, HDI hereby provides its written consent to the appointment of the following sub-contractors:

(a)     In the Republic of Korea, the Products shall be
manufactured and final assembly by:

        [*]

(b)     In the Philippines, the Products shall be
manufactured and final assemlby by:

        [*]


4.      OBLIGATIONS OF SWKT

4.1     During the term of this Agreement, SWKT shall:

(a) provide, at its own cost, all production facilities, plant and equipment necessary for the manufacture and assembly of the Products;

(b) provide, at its own cost, all materials, parts and components for the manufacture and assembly of the Products;

(c) appoint the necessary dedicated staff to the design, development, manufacture, assembly and supply of the Products;

(d) hold HDI harmless and without liability for any loss, damage, claim or expense arising from the actions of employees under the direct control of SWKT;

(e) handle all customs clearance formalities in the Republics of Korea and Philippines for all materials and equipment used in manufacturing and assembling the Products and for the finished
Products;

(f) assist HDI to obtain such immigration passes or equivalent consents, if any, which may be required to enable HDI's employees, visitors, customers or representatives to visit SWKT or its designated manufacturer from time to time;

(g) ensure that all finished Products meet with the Specifications and Quality Plan and strictly follow such manufacturing and assembly practices and systems and abide by the highest industry standards as shall be mutually determined by the Parties from time to time with respect to each Product;

(h) obtain any and all export/import licenses to export/import the tools, fixtures and jigs or other equipment (referred to in Article 20 of this Agreement) and the Products into and from the Republics of Korea and Philippines, during the term of and upon the termination or expiration of this Agreement;

(i) assist in obtaining duty and sales tax exemption for the import/export of the tools, fixtures and jigs or other equipment (referred to in Article 20 of this Agreement), and the Products into and from the Republics of Korea and Philippines, during the term and upon the termination or expiration of this Agreement;

(j) take all appropriate measures to safeguard the tools, fixtures and jigs or other equipment
(referred to in Article 20 of this Agreement), semi-finished Products and finished Products at all times during the period of control by SWKT from and against any and all damage by any person and claims of third parties;

(k) obtain and maintain in effect at all times all necessary manufacturing and other licenses, consents, authorizations and permits, governmental or otherwise, which may be required to enable SWKT to carry out properly the provisions of this Agreement;

(l) disclose in writing to HDI details of any customer or proposed customer of SWKT wishing to manufacture products similar to the Products and to obtain
HDI's written consent before undertaking any contract or other assignment from any such customer or proposed customer of SWKT's during the term of this Agreement;

(m) ensure that all Improvements and their subsequent implementation for mass production meet with HDI's quality standards and strictly follow such practices and systems and abide by the highest industry standards as shall be mutually determined by the parties from time to time with respect to each Improvement;

(n) promptly disclose to HDI all Improvements made by SWKT; and

(o) ensure that all Products assembled or manufactured by SWKT under this Agreement bear such Trademarks and other identification marks in such positions and of such size and appearance as may be specified by HDI from time to time.

        4.2 Without limiting the generality of the foregoing, during the term hereof, SWKT shall comply with the United States
Foreign Corrupt Practices Act ("FCPA") in connection with any and all acts taken pursuant to this Agreement.
Without limiting the generality of the foregoing obligation, SWKT and its employees and agents shall not offer, pay, promise to pay, give or promise to give any money or anything of value, whether directly or through third parties, to any government official, political party, political official, candidate for political office or to any person, while knowing or having reason to know that all or a portion of such money or thing of value will be offered, paid, given or promised, directly or indirectly, for purposes of influencing any act or decision of the foregoing or inducing the foregoing to use his, her or its influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality. SWKT represents and warrants that none of its officers, directors, or employees is an official or employee of a government or of any governmental agency or instrumentality and that SWKT shall not employ any such individual during the term of this Agreement. SWKT further represents and warrants that it, and each of its agents, officers, directors or employees engaging in acts pursuant to this Agreement, have read the FCPA and is aware of the duties, liabilities and obligations set forth in the FCPA.


5.      LICENSE AND TECHNOLOGY

5.1 HDI grants to SWKT a non-exclusive, non-transferable license to use the Technical Information to manufacture the Products for sale to HDI under the terms and subject to the conditions contained herein. HDI reserves the right during the term of this Agreement to authorize third parties to manufacture and assemble any or all of the Products required.

5.2 In addition, HDI grants to SWKT Manufacturer a non-exclusive, [non-transferable] license to use the HDI
Trademarks solely in connection with the manufacture of the Products for sale to HDI pursuant to this Agreement.
SWKT shall do nothing inconsistent with HDI's ownership rights in the HDI Trademarks and shall not use such HDI
Trademarks except in connection with the manufacture of the Products. SWKT acknowledges and agrees that such use shall be consistent with instructions received from HDI and that SWKT's right to use the HDI Trademarks shall cease upon the termination of this Agreement.

5.3 As soon as reasonably practicable following the date hereof, HDI shall make available to SWKT such Technical
Information as HDI deems, in its sole discretion, to be reasonably necessary or appropriate to enable the manufacture and assembly of the Products.

5.4 During the term of this Agreement, HDI shall provide SWKT with such technical assistance as HDI deems, in its sole discretion, to be reasonably necessary or appropriate to enable the Products to be manufactured according to the Specifications on a commercial scale at the facility designated by SWKT. [At SWKT's reasonable request, HDI shall make available personnel to visit SWKT manufacturing facility to advise and assist SWKT on the manufacturing and assembly operations in connection with the Products; provided that SWKT shall reimburse HDI for reasonable travel, living and other out-of-pocket expenses actually incurred by HDI in connection therewith, together with charges for HDI's employees' time at its prevailing hourly rates.]


6.      PRICE

6.1     The purchase price for each Product is shown in Appendix
"A."  All prices shown in Appendix "A" are in U.S.
Dollars and are [*] (as that term is defined [*]).

6.2 SWKT or HDI may request a review of the Product prices every three (3) months if the total material price as defined in the Bill of Materials, or USA-Korea, or USA-
Philippine currency exchange rates change more than [*].

6.3 SWKT shall make available promptly on request such information as HDI shall reasonably require (provided such information does not breach any agreement of secrecy and confidentiality between SWKT and any third party) concerning the elements of cost, if necessary by component, constituting the price of each Product as well as information relating to any incentives available to or obtained by SWKT. HDI shall not disclose any part of the bill of material costs to any third party unless mutually agreed to in writing.

6.4 HDI shall not be obliged to make any payment for any Product which does not conform to the Specifications or the Quality Plan, or any Product with a defect that exceeds the Acceptance Quality Level (AQL) as defined in
Article 16 for any Product in any shipment.


7.      PAYMENT TERMS

7.1     Payment shall be made to SWKT by HDI in U.S. Dollars, at
HDI's option, either by:

(a) telegraphic transfer prior to shipment of the Products to a bank and account specified by SWKT, or

(b) irrevocable Letter of Credit, issued by HDI's bank and received by SWKT's bank prior to shipment of the Products.

7.2 Upon shipment of Products, SWKT shall send to HDI, via a courier service, the following documents:

        (a) invoices in triplicate;

        (b) packing lists in triplicate; and

(c) original bill of lading in triplicate if shipment is by seafreight, or air waybill in duplicate if shipment is by airfreight.

7.3 SWKT shall also, as soon as practicable after each shipment, transmit via facsimile to HDI at least one copy of each of the foregoing documents.


8.      PURCHASE ORDERS

8.1     HDI shall order Products by submitting to SWKT a signed
HDI Purchase Order at least [*] prior to HDI's requested delivery date. SWKT, within [*] from receipt of HDI's
Purchase Order, shall accept or reject each Purchase
Order. Upon acceptance of a Purchase Order, SWKT shall state the delivery date for the Products on the Purchase
Order, and return to HDI a counter-signed, accepted copy of the Purchase Order, which shall not, save where there are grounds, reasonably acceptable to HDI, vary from the date indicated by HDI in this Purchase Order by more than [*] before or after that date.

8.2 SWKT shall not perform any work or produce any Products without a Purchase order as described in Section 8.1 or other written authorization from HDI. HDI shall not be liable for any expenses incurred by SWKT if any work is performed by SWKT without first receiving a Purchase
Order or other written authorization from HDI, unless covered by the terms of the Purchase Order.

8.3 SWKT shall maintain the ability to increase its manufacturing capacity for any or all of the Products described in Appendix A. Such ability to increase its manufacturing capacity shall, at a minimum, [*] percent more than the amount forecasted by HDI with [*] advance notice.


9.      FORECASTS

        On a monthly basis, HDI shall submit to SWKT its written, good faith forecasts of its estimated monthly requirements of Products for each of the successive [*] commencing from the month HDI's forecast is submitted. That is, the [*] from the forecast month shall be confirmed orders, and the estimates for the [*] through [*]shall be non-binding, adjustable order projections.


10.     DELIVERY

10.1 Products purchased under this Agreement shall be shipped in accordance with HDI's instructions. Delivery terms are [*].

10.2 If SWKT fails to ship any Products by the confirmed shipment date and the delay is due to causes other than those stipulated in Article 36, HDI shall have the right at its absolute discretion to:

(a) require the delayed portion of the order to be shipped by airfreight at SWKT's expense; or

(b) extend the shipment date to a mutually agreed later date; or

(c)     cancel such order.

10.3 Products are to be invoiced, and title to and risk of loss, delay and damage in connection with the Products in transit shall pass to HDI upon delivery of the Products to the common carrier at the respective [*], and HDI shall thereafter accept responsibility for any loss, damage or destruction to the Products (without prejudice to any claim which HDI may have for breach of Agreement including but not limited to breach by SWKT of any terms to appropriate packaging of the Products).


11.     PRODUCT TRANSFERS

If HDI desires to transfer to SWKT, and SWKT accepts the transfer of, existing products for manufacture by SWKT, the transfer schedule, any Non-Recurring Engineering (NRE) costs, and responsible parties for the successful transfer of production shall be developed mutually by the Parties.


12.     WARRANTY

12.1 SWKT expressly warrants that all Products supplied by SWKT to HDI (including repairs and replacements) shall comply with their Specifications and shall be free from defects in workmanship and components for a period of [*] from date of delivery to HDI.

12.2 In addition to the Products shipped against an order, SWKT shall supply HDI a [*] overage in product value, based on the current [*]. cost. Said overage shall be free of charge and is in lieu of warranty provided the Product passes the agreed AQL standard.

12.3 Notwithstanding the "in lieu of warranty" basis specified above, if at any time, in any lot the number of defective units exceeds [*] of the lot quantity, HDI may, a HDI's option:

(a) Return the defective Products to SWKT for repair or replacement at SWKT's expense. SWKT shall be responsible for airfreight expenses of new Products if additional Products are required to meet HDI's sales demand. SWKT may, at its option, offer to HDI replacement units free of charge in lieu of HDI returning said Products for repair. Or

(b) Repair the defective Products using HDI's alternate sources, and SWKT shall reimburse HDI for the cost of such repairs. HDI shall, before releasing defective Products to HDI's sources, secure SWKT's approval for the total cost of labor, materials and other expenses.

12.4 SWKT shall provide repair parts free of charge, upon HDI's request. Such repair parts shall be delivered within [*] after HDI submits its request.

12.5 The warranty provided hereunder shall not apply to any defect resulting from abuse, misuse, alteration, neglect, unauthorized repair or installation of the Products, improper or inadequate maintenance by HDI, operation outside of the specified environments, or improper site, preparation or maintenance. The warranty does not apply to returns of working product by virtue of HDI's return policy or any other administrative arrangements between HDI and its customers.

12.6 The above warranty period shall not be extended beyond the period referred in Section 12.1 if repairs are performed by HDI's sources.


13.     RAW MATERIALS

13.1 SWKT shall work with its material suppliers to reduce the order lead time to [*] unless otherwise approved by HDI.
However, in addition to maintaining parts for HDI's
Purchase Orders and forecasts, SWKT shall also maintain a [*] stock of all custom parts and other long-lead parts required to produce the Products. Long-lead parts are defined as those generally available to [*] after SWKT places its parts order with its parts supplier.

13.2 If any of the Products, or parts for the Products, are discontinued by HDI, SWKT shall:

(a) use its best efforts to return to SWKT's suppliers for full credit any non-custom parts (in which case
HDI shall reimburse SWKT the amount of such reasonable restocking fees assessed by SWKT's suppliers for the return of non-custom parts); and

(b) use its best efforts to transfer any non-custom parts to other products manufactured for SWKT's other customers.

        For non-custom parts that are not returnable to SWKT's suppliers, or cannot be transferred to other products, HDI shall purchase such parts from SWKT at SWKT's cost plus [*] for SWKT's handling charges. HDI's requirement to purchase non-custom parts shall apply only to the revolving long-lead parts stock determined in Section
13.1 herein.

13.3 For custom parts not returnable to SWKT's suppliers or which cannot be transferred to other products manufactured by SWKT, HDI shall reimburse SWKT, at SWKT's cost as evidence by invoices or other documentary proof reasonably acceptable to HDI plus [*] for SWKT's handling charges. HDI's reimbursement for custom parts shall be limited to the revolving stock of long-lead parts stock determined in Section 13.1 herein.

13.4 If either party discovers an alternate source which may benefit or lower the cost of the bill of materials for any particular Product, a proposal for such alternate sourcing may be brought up for mutual agreement between HDI and SWKT. The benefits, expressed either in monetary terms or otherwise, which result from any such alternate sourcing, shall be shared equally between both parties; provided, however, that HDI shall be the sole beneficiary of any reduction in the cost of parts for a particular
Product through a commensurate reduction in the purchase price paid to SWKT for such Product if the reduction is the result of a design change initiated by or paid for by HDI.

13.5 SWKT and HDI shall be jointly responsible for initial qualification of parts suppliers. Such qualification shall include, but is not limited to, first article samples, parts deliveries, parts quality, parts reliability, and compliance with specifications. SWKT shall be solely responsible for on going supplier qualification save that SWKT shall inform HDI in writing where there is a change in any of the Suppliers.

13.6 HDI may supply to SWKT, on a no charge, consignment basis, parts for use in SWKT's manufacture of the Products. These consigned parts, shall be and remain the sole property of HDI. SWKT shall not use, sell, distribute, ship or otherwise supply such parts to any third party without the prior knowledge of, and written authorization from HDI. SWKT shall be solely responsible for the safekeeping of such parts supplied by HDI. HDI may at any reasonable time inspect the parts to ensure the accuracy of the parts inventory.

        HDI's purchase price of the consigned parts, and the per unit pro-rated freight cost paid by HDI to ship such parts to SWKT, when used in the manufacture of the Products, shall be declared on SWKT's invoices as "Assists" in compliance with U.S. Customs Service regulations.


14.     ENGINEERING CHANGES

14.1 The term "Engineering Change" shall mean any change which, if made to the Products, changes the Specifications for a particular Product.

14.2 HDI may propose Engineering Changes be made to Products, in which event SWKT shall be notified in writing. SWKT agrees that HDI shall have the right to require such Engineering Changes and SWKT shall, within [*] of its receipt of such notification, give a written detailed appraisal of the Engineering Change stating the cost increase or cost savings involved and the effect on the price and delivery of the Products. The approved cost of special fixture(s) and test equipment; and type approval
(e.g., Federal Communications Commission, Underwriters
Laboratories, etc.) and its associated expense; due to the engineering change shall be paid by HDI and shall be the property of HDI.

14.3    SWKT is entitled to submit for HDI's approval Engineering
Change Requests to improve manufacturing ease, improve quality, alternate components, etc. The non-recurring costs relating to Engineering Change Requests submitted by SWKT for these purposes shall be borne by SWKT. No
Engineering Change shall be implemented by SWKT unless approval in writing by HDI has been granted.

14.4 In calculating the cost impact involved in any Engineering Change, SWKT shall use the same parameters as used in the latest accepted quotation for that Product.
This information shall include specific details as to the proposed point of implementation and indicate the levels of redundant/surplus material and parts. This information shall also include a statement on the impact of the proposed change to requirements for new or modified jigs, fixtures and any consequences for changes in test software with reference to the current specification.

14.5 If HDI requires the Engineering Change to be implemented to finished Products requiring rework by SWKT, and the rework is not due to SWKT's workmanship or SWKT's obligations of ongoing supplier qualification, rework shall be paid for by HDI and performed by SWKT at cost.
Such costs shall be in the appropriate cost impact sections of the Engineering Change form.

14.6 SWKT shall maintain and provide to HDI on a weekly basis, a written report detailing all previously approved
Engineering Changes that have not yet been implemented with a target date for implementation.


15.     QUALITY ASSURANCE

15.1 As soon as practicable following the Effective Date, SWKT shall submit to HDI for its approval a Quality Plan relating to, among others, SWKT's internal quality assurance program and testing of the Products prior to shipment. Any modifications to the approved Quality
Plan shall only be implemented after the prior written agreement of both parties. Acceptance of reasonable modifications shall not be withheld by either party.

15.2 Upon reasonable written request during the term hereof, SWKT shall permit visits by HDI personnel, guests and representatives access, during normal working hours, to SWKT's manufacturing facility and to such other places as the Products shall be stored; provided that in the case of HDI guests, the names of the guests and the companies they represent are given to SWKT at least 48 hours in advance. HDI personnel, guests and representatives shall have the right to inspect such manufacturing facility, the equipment used therein and the Products themselves, both finished and in process of assembly or manufacture, in order to monitor the quality of SWKT's manufacturing facility and to verify that SWKT is in compliance with its Quality Plan and its contractual and legal obligations hereunder.

15.3 HDI and SWKT agree that their respective quality departments shall cooperate to improve the acceptable quality level of Products by the full disclosure of all relevant information.

15.4 SWKT guarantees that the Products to be manufactured under this agreement shall be produced under strict accordance with the Specifications and the quality control standards and test procedures for such Product, which standards of quality are to be submitted by SWKT to HDI for approval at least thirty (30) days before first mass production of such Product.

15.5 If any Product manufactured or packaged by SWKT fails to comply in whole or in part with the Specifications, the Quality Plan or any directions to SWKT by HDI or its employees and agents, SWKT shall immediately at its expense:

(a) either destroy or dispose of in a manner acceptable to HDI or, only if HDI consents in writing, re-work or reprocess (at the cost of SWKT) the defective
Products in a manner acceptable to HDI; or

(b) if HDI consents in writing, dispose of the defective Products through a marketing channel mutually agreed by HDI and SWKT.

In no event shall SWKT manufacture, sell or deal with any defective Products in breach of this Section 15.5.

15.6 At the written request of HDI, SWKT shall promptly send for testing representative samples of the Products at any state of manufacture or packaging, or samples of specific
Products manufactured for HDI by SWKT, to a quality control institute or company in Korea, the Philippines, or elsewhere specified by HDI, at HDI's expense.


16.     PRODUCT ACCEPTANCE

16.1 For outgoing Acceptance Quality Level ("AQL") inspection level, the inspection shall be conducted in accordance with American National Standard Institute (ANSI)
Sampling Procedures and Tables for Inspection by
Attributes", ANSI publication "ANSI/ASQC Z1.4-1993".
(ANSI/ASQC Z1.4-1993 is equivalent to Military Standard
105E, now obsolete.)

        For incoming AQL inspection, HDI shall perform a "double sampling plan" in accordance ANSI "Sampling Procedures and Tables for Inspection by Attributes".

(a) For Stable Products, the AQL inspection levels shall be:

        (i)  Major Defects - [*] AQL; and
        (ii) Minor Defects - [*] AQL.

(b) For new Products, the AQL inspection levels, unless otherwise notified by HDI, shall be:

        (i)  Major Defects - [*] AQL; and
        (ii) Minor Defects - [*] AQL.

(c) The definitions of major and minor defects are as set forth in Appendix C.

(d) For Specification requirements, HDI shall establish guard band limits, such that SWKT shall test at outgoing Quality Acceptance to tighter limits than those HDI applies at its incoming inspection.

16.2 SWKT is required to re-work any Product at SWKT's expense for those Products that are in noncompliance of the AQL level in effect at the relevant time.

16.3 Any Corrective Action Request shall be acted upon within [*] of receipt by SWKT. SWKT shall submit a Corrective
Action Plan which shall redress the deficiency within [*]. This does not stipulate that the correction be completed in [*] as the Corrective Action Plan is project complexity dependent. If the deficiency is not corrected by SWKT within a reasonable period of time, SWKT shall reimburse HDI for HDI's reasonable costs to correct the deficiency, including parts, labor inspection and other expenses.

16.4 HDI may utilize a sub-contractor for source inspection and process audits. HDI's sub-contractor shall inspect for shipment acceptance, not product acceptance. HDI's sub-contractor shall also be responsible for highlighting product or process deficiencies for corrective action.

16.5 HDI shall bear all expenses for incoming inspection if the Product meets the AQL levels set forth in Section
16.1. If the order in question fails the incoming inspection at the agreed upon AQL, SWKT shall reimburse
HDI for its full expenses for inspection and rework, and for the airfreight of new Products if additional Products are required to meet HDI's sales demand.

16.6 If any two successive production lots of at least [*] fails HDI's incoming inspection of major defects, SWKT shall pay for [*] of costs of inspection by HDI's inspector at SWKT's facility including but not limited to costs of transport or accommodation and HDI's incoming inspection, until such time that two (2) successive production lots meet the major defect AQL levels.


17.     PACKING

17.1 SWKT shall be responsible for proper packing to protect the Products against rough handling damage, loss and pilfering occurring during transportation from SWKT's facility. Bales and packages shall be durable and appropriate for export to and appropriate for storage at the destination. As a minimum, SWKT shall tape wrap the shipping cartons with a special printed tape to seal the shipping carton.

17.2 Shipping cartons shall be marked, at a minimum, with the following information:

        (a) Hello Direct, Inc., San Jose, CA USA;

        (b) HDI's purchase order number;

        (c) HDI's product catalog number;

        (d) quantity of Products in such container;

        (e) carton number; and

        (f) country of origin designation (i.e., "Made in Korea").

17.3 The Products purchased, repaired or replaced under warranty shall be packed and exported by SWKT at no additional charge.


18.     RECORDS AND REPORTING

18.1 During the term of this Agreement and for [*] thereafter, SWKT shall maintain complete and accurate Production and Quality records in relation to materials and components, test equipment calibration records, production tests and inspection in connection with this Agreement in line with its usual record retention procedure. HDI or its sub-contractor and their respective representatives shall have access to such records during normal business hours upon giving reasonable prior notice.

18.2 SWKT shall submit, upon the request of HDI, for each production lot, Printed Circuit Board Manual Assembly
(PCBMA) yield, Parts Per Million (PPM), In-Circuit Tester
(ICT) yield, final assembly yield, Quality
Assurance/Outgoing Quality Assurance (QA/OQA) level reports together with corrective action plans. These reports shall be collected and retained for every production lot by the manufacturer.

18.3 SWKT shall furnish and render additional reports as may be requested from time to time by HDI.

18.4 SWKT shall provide monthly inventory reports of consigned parts to HDI within the first week of each following month.


19.     SPARE PARTS AVAILABILITY

19.1 SWKT shall supply spare parts to HDI until [*] after the date of the last delivery of the Products to HDI. SWKT is not required to physically purchase the parts, but shall maintain the vendor base and contact for the [*] period. SWKT shall allow HDI to purchase sufficient quantities of spare parts which HDI deems necessary to maintain and support the Products which HDI has previously purchased. Such parts shall be supplied by SWKT to HDI at SWKT's cost, based on prevailing prices quoted by SWKT's suppliers, plus [*] for handling and reasonable profit.

19.2 In the event that SWKT is unable to supply such spare parts, or SWKT is unable to obtain another source of supply for HDI, then such inability shall be considered non-compliance with this Section, and SWKT shall, without obligation or charge to HDI, provide HDI with technical information, or any rights required, so that HDI can manufacture or obtain parts from other sources.


20.     TOOLS, FIXTURES AND JIGS

20.1 The tools, jigs, assembly fixtures, and test equipment uniquely required for each Product is shown in Appendix B attached hereto. New tools, fixtures and jigs to be produced, or existing tools, fixtures and jigs requiring rework by SWKT shall be paid by HDI to SWKT as follows:

(a) [*] deposit when HDI submits its purchase order for tools, jigs, assembly fixtures, and test equipment;
and

(b) [*] upon acceptance by HDI of first tooling article samples, and after all critical dimensional discrepancies of the tooled parts are resolved, or when the jigs, assembly fixtures, or test equipment are successfully functioning in a manner that meets the Specifications for that Product.

20.2 SWKT shall submit a minimum of [*] pieces of each tooled part for HDI acceptance with SWKT's "First Article
Report" detailing parts or dimensions found to be out of specification and SWKT's recommendation of corrective action(s). If SWKT does not submit a First Article
Report, HDI, at its option, shall have the measurements made and the reasonable costs for such measurements shall be subtracted from the final tooling payment to SWKT.

20.3 All new tools created by SWKT shall be guaranteed for a minimum life of [*] cycles. It is expected that the life of the tools are subject to normal usage, environmental wear and tear and any modifications approved by HDI.
During this period of tools custody with SWKT, SWKT shall monitor tooling performance and shall notify HDI when the tooling no longer produces parts meeting dimensional specifications. SWKT shall, at the beginning of each quarter, submit to HDI SWKT's report of tool condition and the remaining parts life of the tool.

20.4 Any and all tools, jigs, assembly fixtures, and test equipment paid for by HDI shall be and remain the sole property of HDI. In addition, any existing tools, jigs, assembly fixtures, and test equipment supplied to SWKT by HDI shall remain the sole property of HDI. Further, SWKT shall at its own cost keep said tools, jigs, assembly fixtures, and test equipment in good repair at all times and shall be responsible for their safekeeping. HDI may at any reasonable time inspect the tools, jigs, assembly fixtures, and test equipment to ensure they are in proper order. HDI may require the return, or transfer to a third party of the tools, jigs, assembly fixtures, and test equipment to which request SWKT shall promptly comply. SWKT shall install, label and adequately identify as the property of HDI and keep and maintain so labeled and identified any tools, jigs, assembly fixtures, test equipment, and all other equipment belonging to HDI pursuant to this provision or otherwise.

20.5 SWKT shall issue a "Certificate of Ownership" to HDI for all tools, jigs, assembly fixtures, and test equipment paid for by HDI or supplied to SWKT. Such certificates shall be issued by SWKT to HDI within thirty (30) days of payment by HDI, or receipt of the property by SWKT.


21.     CONFIDENTIALITY

21.1 During the term of this Agreement, each party may disclose certain Confidential Information to the other party. During the term of this Agreement and for four years thereafter, the receiving party shall: (a) refrain from using or exploiting any and all Confidential
Information of the disclosing party for any purposes or activities other than those expressly contemplated in this Agreement; (b) maintain the secrecy and confidentiality of all such Confidential Information; (c) not copy any documents or electronic files containing the Confidential Information, nor take any extracts from such documents or electronic files without the prior written consent of the disclosing party and then only on such terms as the disclosing party shall stipulate; (d) not sell or disclose to any third party in any manner, directly or indirectly, such Confidential Information, except as necessary in compliance with its obligations contained herein. For purposes hereof, employees and consultants bound by obligations of secrecy no less strict than those set out herein shall not be regarded as third parties. Each party will implement effective security procedures in order to avoid disclosure or misappropriation of such Confidential Information of the other.

21.2 All files, lists, records, documents, charts, drawings, specifications and computer programs which incorporate
Confidential Information shall remain the property of the disclosing party. Such materials shall be promptly returned upon the earlier of: (a) the owner's reasonable request; or (b) the termination of this Agreement. At any time during the term hereof, if so requested by the disclosing party, the receiving party shall return or destroy any documents or electronic files containing the Confidential Information supplied by the disclosing party or any copies thereof or extracts therefrom made by the receiving party and any samples of materials supplied by the disclosing party.

21.3 SWKT shall not, directly or indirectly, manufacture any product which HDI, in its reasonable discretion, deems competitive with the Products, except with the written consent of HDI. SWKT shall not own any interest in any business which is directly or indirectly in competition with HDI and any person employed by or associated with SWKT shall not own a controlling interest in any business which is directly or indirectly in competition with HDI.

21.4 The parties expressly acknowledge that the covenants contained in this Article 21 are unique and integral to this Agreement and that monetary damages would be an inadequate remedy at law in the event of a breach. For that reason, the parties consent that such covenants shall be enforceable in a court of equity by temporary or permanent injunction, restraining order or a decree of specific performance. The remedies provided above shall be cumulative and not exclusive and are in addition to any other remedies which either party may have under this Agreement or applicable law.


22.     PRODUCT RIGHTS/EXCLUSIVITY

22.1 SWKT acknowledges that HDI and/or its affiliates have the sole and exclusive rights, title and interest in and to the Trademarks, the Technical Information, the Intellectual Property Rights and any Improvements, and that SWKT is authorized to use the same solely in connection with the manufacture and assembly of Products pursuant to this Agreement. SWKT shall not acquire by performance of this Agreement any vested or proprietary rights (in the Republics of Korea and Philippines or elsewhere) in the Intellectual Property Rights. SWKT undertakes and agrees that it shall have no right, title or interest nor claim any right, title or interest in any Intellectual Property Rights or Technical Information, or assist in any claim to any right, title or interest in and to any Intellectual Property Rights or Technical
Information adversely to HDI, or do or permit any act which is directly or indirectly likely to prejudice the ownership, title and other right of HDI in any Intellectual Property Rights or Technical Information .

22.2 Any rights in any Improvements or the new designs produced or implemented under this Agreement by SWKT
(including the right to apply for protection of intellectual property rights derived therefrom) shall belong to and be the exclusive property of HDI. Without further payment to SWKT or any other persons, SWKT shall execute all documents, take all steps and do all acts and things as may be reasonably required by HDI to procure that HDI obtains or retains such protection. All such Improvements and new designs produced under this Agreement shall be deemed included in the definition of "Technical Information" and subject to all provisions of this Agreement.


23.     TRADEMARKS

23.1 SWKT is authorized during the term of this Agreement to use the Trademarks in connection with its manufacture and sale of Products as permitted under this Agreement;
provided that no name or Trademark of HDI shall be used in such manner as to indicate that SWKT is associated with HDI in any way other than as an independent contractor and, provided further, that all usage of the Trademarks shall be in the exact form, style and manner specified in writing by HDI. SWKT shall not use or permit to be used, whether for marketing, advertising, publicity purposes or otherwise, any Trademarks (or on its letterhead paper, invoices, and at its business premises) unless specifically authorized in writing in particular instances by HDI (prior to such use) as regards each use. SWKT's right to use the Trademarks shall cease immediately upon the termination of this Agreement for any reason.

23.2 SWKT shall conform to and observe such standards as HDI may from time to time prescribe relative to the form, manner, size, design, position, appearance, marking or color of Trademarks (including the form, manner, extent and wording of all advertising and promotional materials, brochures, memoranda, notices and other communications referencing Trademarks). SWKT shall not use any Trademarks as part of its corporate or business name unless approved in writing by HDI.

23.3 SWKT acknowledges HDI's exclusive right, title and interest in and to the Trademarks and undertakes and agrees not to challenge the validity of ownership of any Trademarks nor claim adversely to HDI any right, title or interest in and to any Trademarks, nor assist directly or indirectly with any such claim. Neither this Agreement nor any other agreement, nor performance of any aspect of this Agreement or any other agreement shall confer on SWKT any right, title or interest in any Trademarks.
SWKT neither has nor shall acquire by performance of this Agreement any vested or proprietary rights (in the Republics of Korea and Philippines or elsewhere) in any of the Trademarks. SWKT shall cease use of all Trademarks immediately (including any affixation of Trademarks on Products or packaging) upon notification to that effect by HDI (and in any case no later than seven
(7) days after such notification). SWKT shall not remove, deface or alter or permit to be removed, defaced, altered or otherwise obscured, Trademarks on any Products.

23.4 Without limiting the generality of the foregoing, SWKT shall not:

        (a) register, apply for registration or (subject to this Article 23) use;

        (b) attempt to register, apply for registration or to use; or

        (c) aid any third party in registering, applying to register, using or attempting to register, apply for registration or to use, any Trademarks or any words or marks which resemble or are identical or similar to any Trademarks, in any jurisdiction.

23.5 SWKT shall not do or permit to be done any act which would or might jeopardize or invalidate any registration of registered Trademarks, do or permit any act which might assist or give rise to any application to remove any of the registered Trademarks from the relevant register, or do any act or thing impairing or likely to impair the distinctiveness or validity of or any right of HDI in any Trademarks (registered or not) or detrimental to the reputation and good of HDI. SWKT shall not use any Trademarks in relation to products other than the Products.

23.6 SWKT shall, as requested by HDI, cooperate and take all steps necessary in joining with or assisting HDI in the filing of any application for registered user in the Republics of Korea and Philippines or recording HDI as a registered user of the Trademarks (where registered).


24.     INFRINGEMENT OF TRADEMARKS AND OTHER PROPRIETARY RIGHTS

24.1 SWKT shall immediately notify HDI of any actual, threatened or suspected infringement or improper, wrongful or unauthorized use of any Intellectual Property
Rights (including Technical Information) or any
Trademarks or any challenge to the validity of any Intellectual Property Rights (including Technical
Information) or Trademarks or HDI's ownership of the same or of any claim that the development or manufacture of the Products infringes any rights of any other person.
SWKT shall provide HDI with full particulars of each such matter. Without limitation, SWKT agrees to notify HDI immediately of all applications for registration and registrations of words or marks the same as or similar to any Trademarks which come to its attention.

24.2 SWKT shall promptly take at the request of HDI (at the expense of SWKT) or in cases which HDI deems appropriate, all relevant steps or procure that all steps are taken to protect the Intellectual Property Rights or Trademarks against third party infringement or improper, wrongful or unauthorized use of the Intellectual Property Rights or Trademarks and to maintain the validity and enforceability of all Intellectual Property Rights and Trademarks or to defend the Intellectual Property Rights and Trademarks, including the institution of legal proceedings. Nothing herein shall oblige HDI to take any legal proceedings.


25.     RELATIONSHIP OF PARTIES

25.1 SWKT shall operate as an independent contractor and not as an agent, partner, or employee of HDI. SWKT has no express or implied authorization to incur any obligation or in any manner otherwise make any commitments on behalf of HDI. SWKT shall employ its own personnel and shall be responsible for them and their acts and in no way shall HDI be liable to SWKT, its employees or third parties for any losses, injuries, damages or the like occasioned by SWKT's activities in connection with this Agreement, except as expressly provided herein.

25.2 HDI shall operate as an independent customer of SWKT, and not as an agent, partner, or employee of SWKT. HDI has no express or implied authorization to incur any obligation or in any manner otherwise make any commitments on behalf of SWKT. HDI shall employ its own personnel and shall be responsible for them and their acts and in no way shall SWKT be liable to HDI, its employees or third parties for any losses, injuries, damages or the like occasioned by HDI's activities in connection with this Agreement, except as expressly provided herein.


26.     SALES TERRITORY AND LICENSE FEE

        On the terms and subject to the conditions set forth in Appendix D, SWKT shall have the right to sell the Products, on a non-exclusive basis, in those countries specified in Appendix D under the know-how and trade secrets license granted hereunder by HDI. Such sales by SWKT shall be subject to a license fee payable to HDI as specified in Appendix D. SWKT shall be prohibited from selling Products in countries other than those specified in Appendix D or as otherwise consented to by HDI in writing, which consent HDI may withhold in its sole discretion


27.     TERMINATION

27.1 HDI may terminate this Agreement at any time, with or without cause, for any reason or no reason whatsoever, by giving not less than [*] written notice to SWKT, such notice to expire at the end of the original term or any extended term. In the event of termination by HDI pursuant to this Section 27.1, HDI shall pay SWKT for all Products complying with and delivered in accordance with this Agreement up to the effective date of termination.
HDI shall accept financial liability for all components purchased or ordered by SWKT in line with lead times relevant at the time to meet HDI's approved forecast provided SWKT has made every reasonable effort to mitigate such expense by cancellation of outstanding orders not needed to fulfill purchase orders and utilization of components in other products or otherwise, as stipulated under Article 13.

27.2 SWKT may terminate this Agreement at any time, with or without cause, for any reason or no reason whatsoever, upon giving not less than [*] written notice to HDI such notice to expire at the end of the original term or any extended term. In the event of termination by SWKT pursuant to this Section 27.2, SWKT shall accept all orders up to the approved forecast at the time of termination and shall further ensure monthly capacity (of at least the level indicated for the final month of the forecast supplied under Article 9) is available and shall accept orders at least up to that level for any notice period not covered by the forecast.

27.3 Without prejudice to any other rights it may have hereunder or at law or in equity, either party may terminate this Agreement immediately by providing written notice to the other party in the event of any of the following

(a) the other party defaults in the performance of any of the terms, obligations, conditions, or responsibilities of this Agreement, and fails to cure such default within thirty (30) days after receipt of written notice to the default;

(b) the other party elects to close or dissolve its operation or is wound up and dissolved, becomes insolvent, repeatedly fails to pay its debts as they become due, makes an assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or for reorganization or is adjudicated as bankrupt or insolvent, or has a liquidator or trustee appointed over its affairs and such appointment shall not have been terminated and discharged within thirty (30) days thereof;

(c) a receiver, judicial manager or similar officer is appointed in respect of any part of the other party's assets.


28.     EFFECT OF TERMINATION

28.1    Upon termination of this Agreement, SWKT shall:

(a) immediately (but no later than fourteen (14) days subsequent to the date of termination of this Agreement or the fulfillment of the last Purchase
Order, if any) cease using the Technical
Information and any other Intellectual Property
Rights in any way whatsoever, and also cease development or manufacturing (as the case may be) all Products, Improvements and new designs;

(b) immediately (but no later than fourteen (14) days subsequent to the date of termination of this Agreement or the fulfillment of the last Purchase
Order, if any) destroy or (as instructed by HDI) otherwise dispose of any Products, Improvements and new designs (including all samples and consigned merchandise); or if HDI so chooses, it may purchase all or any Products then remaining in the possession or control of SWKT at the invoice value therefore paid by SWKT (less any deductions for damage, length of storage or other factors quantified in accordance with HDI's usual practice); completion of the sale shall occur at the date and upon terms and conditions specified by HDI;

(c) immediately (but no later than fourteen (14) days subsequent to the date of termination of this Agreement or the fulfillment of the last Purchase
Order, if any) sell to HDI (at HDI's option) any raw materials purchase by SWKT and unutilized on hand as at the effective date of termination of this Agreement, at the invoice value therefore paid by SWKT (less any deductions for damage, length of storage or other factors quantified in accordance with HDI's usual practice); completion of the sale shall occur at the date and upon such other terms and conditions specified by HDI;

(d) immediately (but no later than fourteen (14) days subsequent to the date of termination of this Agreement or the fulfillment of the last Purchase
Order, if any), return, forward or transfer to HDI
(at SWKT's cost) all Intellectual Property Rights
(including reproductions, notes, summaries and similar documents or literature related to the Technical Information), and notes, summaries, price books, dealer manuals, data, promotional and advertising materials, sales aids, display drawings, brochures, and any other materials with any references to the Trademarks, which may be in SWKT's possession of control;

(e) immediately (but no later than fourteen (14) days subsequent to the date of termination of this Agreement or the fulfillment of the last Purchase
Order, if any) cease using all Trademarks; and

(f) immediately (but no later than fourteen (14) days subsequent to the date of termination of this Agreement or the fulfillment of the last Purchase
Order, if any) surrender to HDI all certificates and notifications of Product registrations with any governmental department or agency procured in connection with this Agreement or the Products, and all applications filed and correspondence in connection with such registrations; SWKT shall immediately upon request by HDI (and no later than fourteen (14) days following such request) execute all documents, and effect all acts including notifications or deregistrations with any government department or agency required or expedient to (i) reflect that SWKT is no longer associated with or has rights to develop or manufacture the Products or (as applicable) the materials, and that HDI or other person (including a company) is the owner or beneficiary of such registration or registrant of the Products; and
(ii) reflect that SWKT is no longer the owner of or beneficially entitled to Product registrations, or the registrant as regards any registrations or notifications or similar procedures made or effected concerning the Products or materials; and
(iii) terminate or transfer (as requested by HDI) any registrations or other interests as regards the manufacture of the Products, to HDI or such other person (including a company) designated by HDI.

        28.2    HDI may (at its sole discretion) permit or direct
(subject to compliance and observance by SWKT of the terms of, and all obligations imposed by, this Agreement as though this Agreement had not been terminated and subject to the payment of all invoices for materials or otherwise immediately upon request and subject to HDI obtaining such security or guarantee of performance by SWKT as HDI considers appropriate in the circumstance)
SWKT to manufacture the Products only as to the Purchase
Orders for Products received and accepted by SWKT to the date of notice of termination or expiration of this Agreement.

28.3 Termination of this Agreement shall be without prejudice to the right of any party in relation to a default by a party under this Agreement, or in relation to any other obligations surviving termination of this Agreement, including full payment of any payments due under this Agreement.

28.4 Any amounts spent by SWKT are spent with the knowledge that this Agreement may be terminated in accordance with its terms. SWKT waives any claim against or liability of HDI with respect to SWKT's investment, amounts spent for advertising or hiring or otherwise in anticipation of continuation of this Agreement. Any statement to the contrary by an agent or employee of HDI is strictly unauthorized and shall not be binding upon HDI. Each of the parties hereby specifically disclaims any rights to compensation whatsoever (including special, consequential or incidental damages) as a result of any termination effected in accordance with this Agreement (without prejudice to Section 27.3).


29.     INSURANCE

29.1 SWKT shall, at its own expense, keep itself insured for a minimum of One Million U. S. Dollars (US$1,000,000.00) against any third-party claims which may be brought against it, including without limitation, any claim in respect to a third person as a result of the use of any Products, and shall effect such insurance under a valid and enforceable policy issued by an insurer of recognized responsibility. SWKT shall deliver a copy of all such policies to HDI together with a copy of each receipt issued from time to time by the insurer with respect of the payment of premium thereon if HDI requests.

29.2 HDI shall, at its own expense, keep itself insured for a minimum of One Million U. S. Dollars (US$1,000,000.00) against any third-party claims which may be brought against it, including without limitation, any claim in respect to a third person as a result of the use of any Products, and shall effect such insurance under a valid and enforceable policy issued by an insurer of recognized responsibility. HDI shall deliver a copy of all such policies to SWKT together with a copy of each receipt issued from time to time by the insurer with respect of the payment of premium thereon if SWKT requests.


30.     ADDRESSES, CONTACTS AND MEETINGS

30.1 Any notice to be given hereunder shall be sufficient if in writing and personally delivered, sent by international courier, sent by registered mail, postage prepaid, return receipt requested, or sent by facsimile transmission or other agreed electronic means of communication to such party's address as shown in Sections 30.2 and 30.3. Such notice shall be deemed given: (a) if personally served or delivered by facsimile transmission with confirmation of receipt, twenty-four
(24) hours after being sent or the time of actual receipt, whichever is earlier; and (b) if sent by international courier or registered mail, on the date of actual receipt.

30.2 All notices and communications from SWKT to HDI, unless notified otherwise, shall be addressed to:

        Hello Direct, Inc.
        5893 Rue Ferrari
        San Jose, California 95138-1858
        United States Of America
        Attention:  Donald Chiang
        Tel: 408-363-2008
        Fax: 408-363-2020

30.3 All notices and communications from HDI to SWKT unless notified otherwise shall be addressed to:

        Seo-Won K-Tec., Inc.
        4th Floor, Ilsung Building
        6-17 Yangjae-Dong, Seocho
        Seoul, Republic of Korea
        Attention:  B. C. Shin
        [*]

30.4 The parties hereby agree to hold meetings at the request of either party to discuss topics relevant to this Agreement. The frequency and the location shall be agreed from time to time. Meetings may, if deemed appropriate by both parties, be held by means of conference telephone or other similar communications equipment by means of which all parties participating in the meetings can hear each other without being in the physical presence of each other.


31.     WAIVER

The failure on the part of either party hereto to exercise or enforce any right conferred upon it under this Agreement shall not be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time thereafter.


32.     NON-ASSIGNMENT

Each of the Parties shall not, save as otherwise expressly provided in this Agreement, transfer, assign, license, charge, contract, sub-license, sub-contract, or in any way dispose of rights, obligations, or liabilities or other interests under this Agreement, by operation of law or otherwise, without the other party's prior written consent.


33.     ARBITRATION

33.1 All disputes, controversies or differences which may arise between the parties out of or in relation to or in connection with this Agreement which cannot be satisfactorily resolved by the parties themselves shall be finally settled by arbitration under the rules of conciliation and arbitration of the International Chamber of Conference by which each party hereto is bound.

33.2 If either party seeks resolution by arbitration, the arbitration shall be held in San Jose, California, U.S.A., and one arbitrator, who shall be a qualified arbitrator and engineer with experience in the electronic industry in the U.S.A shall be nominated by mutual agreement. If the parties cannot agree on an arbitrator, the American Arbitration Association shall make a nomination at either party's request and their nomination shall be final and binding. All arbitration shall be performed in English and when finalized shall be binding on both parties. Judgment upon an award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. [The prevailing party in any such proceeding shall be entitled to its actual attorneys' fees and all other costs in connection with the arbitration and enforcement of the arbiter's award.]

33.3 Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal or pending the arbitral tribunal's determination of the merits of the controversy.


34.     PATENT AND COPYRIGHT INDEMNITY

34.1 HDI warrants that it owns or is entitled to exercise all rights for all purposes in the Products and shall protect, indemnify and hold SWKT harmless from all costs, damages, expenses, claims and other liabilities as a result of or arising out of any claims by third parties that the Products infringe third parties' intellectual property rights, unless such infringement is the result of any of SWKT's patented technology incorporated in the Product.

34.2 HDI reserves the right to defend, at its own expense, any suit brought against HDI insofar as based upon a claim that the Products infringe any intellectual property right and shall indemnify SWKT against any final award of damages and cost in such suit. This indemnity is conditional upon SWKT giving HDI notice within seven (7) days in writing of any suit for infringement, authority as described above to settle or conduct the defense thereof and full assistance and cooperation in said defense. No cost or expense shall be incurred on HDI's behalf without HDI's prior written consent and no admission of liability shall be made by SWKT.


35.     INDEMNIFICATION

35.1 SWKT shall indemnify and hold HDI, its officers, directors, employees, successors and assigns from and against any and all claims, demands, actions, liabilities, judgments, injuries, damages, losses, penalties, expenses and costs of any nature whatsoever, including, without limitation, reasonable attorneys' and accountants' fees (collectively "Losses"), arising from or in connection with any occurrence caused by any negligent act or omission to act on the part of SWKT, and its sub-contractors and their respective, officers, employees and agents. SWKT shall, at its expense, defend any suit, or other proceedings brought against HDI on account of such negligent act or omission act, and shall pay all expenses and satisfy all judgments which may be incurred or rendered against them in connection therewith.

35.2 HDI shall indemnify and hold SWKT, its officers, directors, employees, successors and assigns from and against any and all Losses, resulting from damage to property or from injuries or death to all persons arising from any occurrence caused by any negligent act or omission to act on the part of HDI, its officers, employees and agents. HDI shall, at its expense, defend any suit, or other proceedings brought against SWKT on account such negligent act or omission act, and shall pay all expenses and satisfy all judgments which may be incurred or rendered against them in connection therewith.


36.     FORCE MAJEURE

36.1 If the performance of any of the obligations hereunder by either party is prevented or delayed by acts of civil or military authority (including governmental priorities), flood, fire, epidemic, war which prevention or delay cannot be averted by diligence on the part of the party affected, that party shall immediately notify the other party, and upon receipt of such notice shall be excused from further performance during the continuance of any such event; provided, however, that if such delay extends for more than thirty (30) calendar days, the other party at its discretion may terminate its obligations hereunder without liability to the extent that the affected party's performance has been prevented or delayed.

36.2 Neither party shall be deemed to be in breach of this Agreement or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party; and the time for performance of that obligation shall be extended accordingly.

36.3 If the Force Majeure in question prevails for a continuous period in excess of thirty (30) days, the parties shall enter into good faith discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.


37.     SEVERABILITY

The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other portion of this Agreement or the remaining portion of the applicable provision. If any provision of the Agreement or portion thereof is held invalid, then in good faith the parties shall negotiate and prepare and sign a document which amends this Agreement to comply with the applicable law, and accomplishes as nearly as possible the original intent of the provision or portion in question.


38.     GOVERNING LAW

This Agreement shall be subject to and be construed in accordance with the laws of the STATE OF CALIFORNIA, UNITED
STATES OF AMERICA., without regard to its conflict of laws principles. The parties hereby expressly exclude the application of the United Nations Convention for the International Sale of Goods.


39.   ENTIRETY OF AGREEMENT

This Agreement constitutes the full understanding of the parties hereto as to the subject matter hereof. It supersedes all previous agreements, is a complete and exclusive statement of the terms of their agreements, and shall not be modified, rescinded or waived except in writing signed by duly authorized representatives of both parties hereto.


40.   SURVIVAL

The rights and obligations of the parties contained in Sections
4.1(h) and 18.1 and in Articles 12, 19, 21, 22, 28 and 35
hereof shall survive the termination of this Agreement.


41.   COMPLIANCE WITH LAW

Each party shall comply with, and shall not be in violation of, any valid applicable international, national, state or local statutes, laws, ordinances, rules, regulations, or other governmental orders of any country in which the Products are either manufactured or sold.


42.   LANGUAGE

During the performance of this Agreement, the language employed in all communications, including reports and provision of any and all data shall be English.


43.   HEADINGS

Headings in this Agreement are for convenience only and shall not affect its interpretation.


44.     COUNTERPARTS

        This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts; and each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above by their respective officers thereunto duly authorized.

        HELLO DIRECT, INC.              SEO-WON K-TEC., INC.


by      /s/ Donald Chiang   by      /s/ B. C. Shin
   -----------------               --------------
        DONALD CHIANG              B. C. SHIN
        Director of Purchasing     President
Date:  February 20, 1998        Date:  February 24, 1998



APPENDIX A

This Appendix is attached to and is made a part of the AGREEMENT entered into as of the First day of January, 1998 between Hello
Direct, Inc. (HDI)  and Seo-Won K-Tec., Inc. (SWKT).

DESCRIPTION AND PRICE

Products are defined by the compliance specification given in and included as part of the top-level list which follows. The price for the Products given below are in US Dollars and are [*].

Top Level No.   Catalog No.  Product Name/Description                 Price

01-1310-01              1310    Handset Cord, Cordless Headsets         [*]
01-1390-01              1390    Multi-Media Adapter Cable               [*]
01-1407-01              1407    20' 3.5mm QD Cable Assembly             [*]
01-1412-01              1412    Ultralight Headpad, Small               [*]
01-1413-01              1413    Ultralight Headpad, Wide                [*]
01-1422-01              1422    Cordless Leatherette Cushion            [*]
01-1424-01              1424    Foam Mic Screen                         [*]
01-1425-01              1425    Solo Ear Cone, Small                    [*]
01-1427-01              1427    Solo Ear Cone, Large                    [*]
01-1428-01              1428    Solo Ear Bud                            [*]
01-1429-01              1429    Solo Flat Ear Cushion                   [*]
01-1431-01              1431    Training (Y-Cable) Adapter              [*]
01-1447-01              1447    Foam (Cordless) Battery Pad             [*]
01-1456-01              1456    Foam Ear Cushion                        [*]
01-1457-01              1457    Cordless Foam Ear Cushion               [*]
01-1458-01              1458    Ultralight Basic Headset                [*]
01-1459-01              1459    Dual Basic Headset                      [*]
01-1461-01              1461    Handset Cord, 12", Basic Amplifier      [*]
01-1463-02              1463    Leatherette Cushion                     [*]
01-1473-01              1473    HelloSet Basic Amplifier, E6            [*]
01-1477-01              1477    Lapel Clip, Padded (0.130)              [*]
01-1478-01              1478    Lapel Clip, Padded (0.080)              [*]
01-1504-01              1504    Ultralight Pro Headset                  [*]
01-1505-01              1505    Dual Pro Headset                        [*]
01-1506-01              1506    Solo Pro Headset                        [*]
01-1510-01              1510    10' 3.5mm QD Cable Assy                 [*]
01-1512-01              1512    FX Headset                              [*]
01-1521-01              1521    Cellular QD Cable, Right Angle 2.5mm    [*]
01-1550-01              1550    HelloSet Pro Amplifier, E6              [*]
01-1553-01              1553    Headset Conference Adapter              [*]
01-1566-01              1566    Earbud Hanger, FX Headset               [*]
01-1567-01              1567    Stabilizer Clip, FX Headset             [*]
01-1568-01              1568    Stabilizer Clip Cushion, FX Headset     [*]
01-1572-01              1572    Foam Speaker Cushion, FX Headset        [*]
01-1576-01              1576    Mic Lapel Clip, FX Headset              [*]
01-1580-01              1580    Ace Plug-Prong Amplifier                [*]
01-1584-01              1584    Earhook Foam, Solo Headset              [*]
01-1600-01              1600    SuperPro Amplifier (MCU ROM 1)          [*]
01-1650-01              1650    SuperPro Amplifier (MCU ROM 2)          [*]
01-1607-01              1607    Headset Hanger, SuperPro Amp            [*]
01-1609-01              1609    Power Saver Plug                        [*]
01-1707-01              1707    10' QD Extension Cord                   [*]
01-1740-01              1740    ReadiLine                               [*]
01-1752-01              1752    ReadiLine Extension                     [*]
01-1753-01              1753    Ring Detector, ReadiLine                [*]
01-1747-01              1747    Headset Hanger, Office Rover            [*]
01-1996-01              1996    Headset (for Cordless Telephones)       [*]
01-2706-01              2706    Computer Headset                        [*]
01-3770-01              3770BLK SureSound, Black                        [*]
01-3770-02              3770IVY SureSound, Ivory                        [*]
01-3790-01              3790    Recorder Adapter, SureSound             [*]
01-5850-01              5850    Digital Adapter (LineStein)             [*]

        HELLO DIRECT, INC.              SEO-WON K-TEC., INC.


by      /s/ Donald Chiang          by      /s/ B.C. Shin
        -----------------                  -------------
        DONALD CHIANG                      B. C. SHIN
        Director of Purchasing             President
Date:  February 20, 1998        Date:  February 24, 1998




APPENDIX B

This Appendix is attached to and is made a part of the AGREEMENT entered into as of the First day of January, 1998 between Hello
Direct, Inc. (HDI)  and Seo-Won K-Tec, Inc. (SWKT).

TOOLS, JIGS AND FIXTURES

Tool No.     Part/Tool Name                   Product

121 - 3954      Top Housing                     Pro/Basic Amplifier
121 - 3955      Bottom Housing                  Pro/Basic Amplifier
41-0108-01      Headset/Handset Switch Cap      Pro/Basic Amplifier
121 - 3957      Momentary Switch Cap            Pro/Basic Amplifier
121 - 3959      Volume Control Knob             Pro/Basic Amplifier
121 - 3961      Slide Switch Cap                Pro/Basic Amplifier
20 - 015        Cable Assembly                  Pro/Basic Amplifier
                Receptacle                      Pro/Basic Amplifier
                Main PCB                        Pro/Basic Amplifier
121 - 3956      Battery Door                    Pro/Basic Amplifier
090 - 9025      Dual AA Contact                 Pro/Basic Amplifier
11-018  Detent Clip                             Pro/Basic Amplifier
090 - 9030      Single AA Terminal              Pro/Basic Amplifier
6064-10100      Top Case                        Ace Plug-Prong Amplifier
6064-10300      Bottom Case                     Ace Plug-Prong Amplifier
6064-10400      Plug Case, Top                  Ace Plug-Prong Amplifier
6064-10500      Plug Case, Bottom               Ace Plug-Prong Amplifier
6064-10200      Volume Knob                     Ace Plug-Prong Amplifier
6064-10700      Mute Knob                       Ace Plug-Prong Amplifier
6064-10901      Spring, Detent                  Ace Plug-Prong Amplifier
1064-11510      PCB                             Ace Plug-Prong Amplifier
6064-10600      Lens                            Ace Plug-Prong Amplifier
51-0032-02      FCC Label                       Ace Plug-Prong Amplifier
6066-12000      Plug, Foam Cushion              Ace Plug-Prong Amplifier
40-0046-01      Housing, Top                    SuperPro Amplifier
40-0047-01      Housing, Bottom                 SuperPro Amplifier
41-0115-01      Button, Mute                    SuperPro Amplifier
41-0110-01      Slide Holder                    SuperPro Amplifier
41-0138-01      Light Pipe, On Line             SuperPro Amplifier
41-0114-01      Cover, Light Pipe, On Line      SuperPro Amplifier
41-0111-01      Button, Headset/Handset         SuperPro Amplifier
41-0113-01      Case, Contact, Battery          SuperPro Amplifier
41-0112-01      Door, Battery                   SuperPro Amplifier
41-0109-01      Knob, Volume Control            SuperPro Amplifier
13-0026-01      PCB, SuperPro                   SuperPro Amplifier
41-0117-01      Light Pipe, Mute                SuperPro Amplifier
01-1609-01      Power Saver Plug                SuperPro Amplifier
41-0116-01      Host Port Plug                  SuperPro Amplifier
41-0139-01      Rubber Foot                     SuperPro Amplifier
43-0050-01      Contact, Battery, Positive      SuperPro Amplifier
43-0049-01      Contact, Battery, Dual          SuperPro Amplifier
43-0048-01      Contact, Battery Negative       SuperPro Amplifier
10 - 025        Headpad                         Ultralight/Dual Headsets
10 - 042        Headpad, Wide                   Ultralight/Dual Headsets
10 - 025        Headpad                         Ultralight/Dual Headsets
10 - 040        Headpad Wide                    Ultralight/Dual Headsets
10 - 023        Inner Housing                   Ultralight/Dual Headsets
10 - 032        Pivot Housing                   Ultralight/Dual Headsets
10 - 022 - 02 Outer Housing                     Ultralight/Dual Headsets
10 - 027        Housing, Binaural               Ultralight/Dual Headsets
10 - 041        Boot, Microphone                Ultralight/Dual Headsets
1463            Leather Ear Cushion             Ultralight/Dual Headsets
10 - 040        Microphone Foam                 Ultralight/Dual Headsets
36-0051-01      Extrusion, Mic Boom and Headband Ultralight/Dual Headsets
10 - 043        Foam Spacer                     Ultralight/Dual Headsets
10 - 044        Foam Spacer, Thick              Ultralight/Dual Headsets
11 - 009        Spring Detent                   Ultralight/Dual Headsets
11 - 016        Friction Spring                 Ultralight/Dual Headsets
20 - 008        Headband, Binaural              Ultralight/Dual Headsets
20 - 004        Headband, Monaural              Ultralight/Dual Headsets
20 - 014        PCB                             Ultralight/Dual Headsets
10 - 021        Speaker Foam                    Ultralight/Dual Headsets
20 - 016        Cable Assembly, Top             Ultralight/Dual Headsets
10 - 028        End Stop                        Ultralight/Dual Headsets
10 - 039        Housing, Microphone             Ultralight/Dual Headsets
10 - 038        Housing, Boom - Fixed           Ultralight/Dual Headsets
10 - 024        Sleeve                          Ultralight/Dual Headsets
41-0039-01      Clip, Bottom                    Ultralight/Dual Headsets
41-0038-01      Clip, Top                       Ultralight/Dual Headsets
41-0151-02      Swivel                          Ultralight/Dual Headsets
                Cable Clip, Large               Ultralight/Dual Headsets
                Strain Relief                   Ultralight/Dual Headsets
10 - 063        Ear Hook Right                  Solo Pro Headset
10 - 052        Ear Hook, Left                  Solo Pro Headset
10 - 053        Speaker Housing, Top            Solo Pro Headset
10 - 054        Speaker Housing, Bottom         Solo Pro Headset
10 - 055        Ear Canal Insert                Solo Pro Headset
10 - 056        Over Ear Insert                 Solo Pro Headset
10 - 057        Mic Boom Over Mold              Solo Pro Headset
37-0010-01      Phono Plug                      Solo Pro Headset
11-021-02       Speaker Contact, Right          Solo Pro Headset
11-021-01       Speaker Contact, Left           Solo Pro Headset
12 - 050        Ear Hook PCB                    Solo Pro Headset
10 - 058        Foam, Ear Hook                  Solo Pro Headset
10 - 060        Foam, Over Ear                  Solo Pro Headset
21 - 003        Gooseneck Boom                  Solo Pro Headset
10 - 061        Foam, On Ear                    Solo Pro Headset
10 - 065        Foam, Ear Canal, Small          Solo Pro Headset
10 - 059        Foam, Ear Canal, Large          Solo Pro Headset
20 - 030        Cable Assembly                  Solo Pro Headset
41-0037-01      Swivel, Cable Clip, Small       Solo Pro Headset
40-0023-01      Housing, Mic, Horn Side         F/X (Helix) Headset
40-0024-01      Housing, Mic, Nest Side         F/X (Helix) Headset
41-0034-01      Cap, Microphone                 F/X (Helix) Headset
41-0035-01      Boot, Microphone                F/X (Helix) Headset
41-0036-01      Swivel, Mic Holder              F/X (Helix) Headset
41-0033-01      Strain Relief, Upper            F/X (Helix) Headset
41-0032-01      Strain Relief, Lower            F/X (Helix) Headset
41-0130-01      Top Cover                       F/X (Helix) Headset
41-0129-01      Bottom Cover                    F/X (Helix) Headset
41-0131-01      Clip                            F/X (Helix) Headset
01-1568-01      Foam, Stabilizer                F/X (Helix) Headset
01-1566-01      Clip, Stabilizer & Ultrasonic Jig/Horn F/X (Helix) Headset
                Helix Ultrasonic Jig/Horn       F/X (Helix) Headset
35-0057-01      Cable Assembly                  Computer Headset
                Strain Relief                   Computer Headset
                Rip Stop Band                   Computer Headset
                Pi 3.5 Stereo Plug              Computer Headset
35-0025-02      New Top, w/Right Angle QD,      Headset (for Cordless Phones)
                Strain Relief and Connector Overmold
14-0029-01      PCB                             Headset (for Cordless Phones)
41-0141-01      Boot, Microphone                Headset (for Cordless Phones)
1457            Speaker Foam                    Cordless Headset
20 - 036        Foam Pad                        Cordless Headset
                Plastic Backing                 Cordless Headset
                Adhesive                        Cordless Headset
40-0025-01      Fix Mic Boom                    Cordless Headset
41-0120-01      Base                            ReadiLine
41-0127-01      Base, Extension                 ReadiLine
41-0121-01      Cover, Side                     ReadiLine
40-0048-01      Housing, Tower                  ReadiLine
40-0050-01      Housing, Bottom, Motor          ReadiLine
40-0049-01      Housing, Top, Motor             ReadiLine
41-0123-01      End Cap, Motor                  ReadiLine
41-0139-01      Foot, Rubber                    ReadiLine
35-0052-01      Cable Assembly, DIN             ReadiLine
16-0022-00      PCB                             ReadiLine
43-0062-01      Bracket                         ReadiLine
41-0124-01      Housing, Clutch                 ReadiLine
41-0126-01      Friction Band                   ReadiLine
53-0014-01      Insert Packing                  ReadiLine
40-0063-01      Housing, Mic                    ReadiLine
40-0064-01      Cap, Mic                        ReadiLine
43-0052-01      Knob, Retention                 ReadiLine
38-0021-01      Insert                          ReadiLine
41-0059-01      Pin, Clutch                     ReadiLine
43-0061-01      Spring                          ReadiLine
                Outer Adhesive                  ReadiLine
                Gift Box                        ReadiLine
6063-10100      Top Case                        SureSound
6063-20100      Bottom Case                     SureSound
6063-20200      Slide Knob                      SureSound
6063-10300      Clarity Shaft                   SureSound
6063-10400      Plate                           SureSound
6061-10400      Volume Knob                     SureSound
6061-20200      Battery Door                    SureSound
6061-11201      Light Pipe                      SureSound
1063-00510      PCB, Main                       SureSound
6061-10900      Battery Terminal "A"            SureSound
6061-11000      Battery Terminal "B"            SureSound
6061-11100      Battery Terminal "C"            SureSound
6061-10700      Spring "C"                      SureSound
6061-10800      Spring "D"                      SureSound
TBA             Top Housing                     Digital Adapter (Linestein)
TBA             Bottom Housing                  Digital Adapter (Linestein)
TBA             Lock Ring                       Digital Adapter (Linestein)
TBA             Learn Button                    Digital Adapter (Linestein)
TBA             Learn Indicator                 Digital Adapter (Linestein)
TBA             In-Use Indicator                Digital Adapter (Linestein)
TBA             PCB                             Digital Adapter (Linestein)
22 - 011        Mounting Panel                  Tri-Amp Accessory
22 - 011        Headset Hanger                  Tri-Amp Accessory
20 - 012        Headset Hanger Support          Tri-Amp Accessory
23721-001       Housing, Outer (Double Shot Tool)Helium
                Insert, Housing, Outer          Helium
23721-002       Housing, Inner                  Helium
23721-003       Mount, Speaker (Nylon 6/6)      Helium
23721-004       Cover, Speaker (Nylon 6/6)      Helium
23721-005       Spring, Detent, Turret (SST)    Helium
23721-006       Cushion, Speaker                Helium
23721-007       Headband (Nylon 6)              Helium
                Extrusion                       Helium
                Rolling Tool                    Helium
                Bending Tool (Headband)         Helium
                Stripping Tool                  Helium
                Bending Tool (Stiffener)        Helium
Steel Wire Removing Tool                        Helium
23721-008       Cushion, Headpad                Helium
23721-009       Insert, Headpad                 Helium
23721-010       Turret                          Helium
23721-011       Boom                            Helium
                Extrusion                       Helium
                Steel Wire Removing Tool        Helium
                Rolling Tool                    Helium
23721-012       Mic Housing                     Helium
23721-013       Mic Boot                        Helium
                Cable Assembly:W/O Female Part) Helium
                1st Overmold (PVC 30%)          Helium
                2nd Overmold(PVC 65%)           Helium
23721-016       Pin, Pivot (Ball)               Helium
23721-017       Washer, PSA, Speaker (Foam)     Helium
23721-018       Disk, Foam, Speaker             Helium
23721-024       Flex Circuit, Main (+ Mic-Flex) Helium
                Housing, Outer, Binaural        Helium
                Turret Inserting Jig            Helium
                Ultrasonic Horn/Jig             Helium


HELLO DIRECT, INC.              SEO-WON K-TEC., INC.


by      /s/ Donald Chiang     by   /s/ B. C. Shin
   -----------------               --------------
        DONALD CHIANG              B. C. SHIN
        Director of Purchasing     President
Date:  February 20, 1998        Date:  February 24, 1998





APPENDIX C

This Appendix is attached to and is made a part of the AGREEMENT entered into as of the First day of January, 1998 between Hello
Direct, Inc. (HDI)  and Seo-Won K-Tec, Inc. (SWKT).

Quality Inspection Defect Definition for Major, Minor,
  and Notice
                                               Major  Minor Notice

1.      Carton, gift box                wrong   [
                           incorrect printing
                   legible printing defect
                                       broken

2.      Operating Manual/Card           wrong
                              printing defect

3.      Printing                      missing
                                  wrong color
                                discoloration
                       printing defect > 2 mm
                       printing defect > 1 mm
                        printing defect < 1mm

4.      Function defective

5. Assembly error
               unit not assembled properly

6. Electrical Test Parameters
                       out of limits > 10%
                       out of limits < 10%
                                                          *
7. Appearance defective
                               wrong color
                 discoloration > 2.5 (Delta E)
                 discoloration < 2.5 (Delta E)
  contamination cleaning easy by dry cloth contamination cleaning not easy

8. Screw
                             screw missing
                               screw loose

9. Surface damage
                         Visual inspection
           damage visible from distance of:
         Primary Surface        > 30 cm
                                    > 20 cm
         Secondary Surface      > 60 cm
                                > 40 cm

10. Plastic injection defective worse than approved golden sample prevents proper assembly
                                   cosmetic

11. Foreign material inside unit,
       metal
                     dimension: > 10 mm
                                  5 - 10 mm
                                     < 5 mm
          non-metal

12.     Safety of user                                          ]



        HELLO DIRECT, INC.              SEO-WON K-TEC., INC.


by      /s/ Donald Chiang        by      /s/ B. C. Shin
        -----------------                  --------------
        DONALD CHIANG                      B. C. SHIN
        Director of Purchasing             President
Date:  February 20, 1998        Date:  February 24, 1998



APPENDIX D

This Appendix is attached to and is made a part of the AGREEMENT entered into as of the First day of January, 1998 between Hello
Direct, Inc.. (HDI) and Seo-Won K-Tec, Inc. (SWKT).

EXCLUSIVE SALES TERRITORY:
None

NON-EXCLUSIVE SALES TERRITORY:
[*] Other regions may be included in the Territory subject to HDI's approval.

LICENSE FEE:
The License Fee for each product sold shall be one-half (1/2) of the difference between the minimum selling price of each product listed below and the [*] Cost of each product as shown in Appendix A. The [*] Cost of each product is subject to adjustments, upward or downward, based on quarterly USA-Korea and USA-Philippine currency exchange fluctuations in accordance with Section 6.2.

License Fee = Minimum selling price Less [*] Cost
             ----------------------------------
                            2

License Fees shall be paid quarterly by SWKT to HDI in the form of a check or other appropriate form as instructed by HDI.

SWKT shall be fully responsible for all the costs and expenses, including applicable taxes and duties, in the sale of the Licensed Products in the Non-Exclusive Territory. HDI may provide SWKT free of charge with reasonable quantities of printed material related to the Products.

PRODUCTS:
        Catalog No.     Product(s)                       Minimum Selling Price
        1550 + 1510    HelloSet Pro Amplifier, E6, with    [
                       10' 3.5mm QD Cable Assembly
        1473           HelloSet Basic Amplifier, E6
        1580 + 1510    Ace Plug-Prong Amplifier, with
                       10' 3.5mm QD Cable Assembly               *
        1504           Ultralight Pro Headset
        1458           Ultralight Basic Headset
        1505           Dual Pro Headset
        1459           Dual Basic Headset
        1506           Solo Pro Headset                                   ]

        HELLO DIRECT, INC.              SEO-WON K-TEC., INC.


by      /s/ Donald Chiang               by      /s/ B. C. Shin
        -----------------                       --------------
        DONALD CHIANG                           B. C. SHIN
        Director of Purchasing                  President
Date:  February 20, 1998        Date:  February 24, 1998



APPENDIX E

This Appendix is attached to and is made a part of the AGREEMENT entered into as of the First of January, 1998 between Hello Direct, Inc. (HDI) and Seo-Won K-Tec., Inc. (SWKT).

HELLO DIRECT REGISTERED TRADEMARK


                           Hello Direct Logo

REGISTERED TRADEMARKS   TRADEMARKS

        SuperPro                ReadiLine
        HelloSet                CODiT
        Ultralight              Office Rover
        SureSound               Cordless
        ConferencePro           Executive
        LineStein




        HELLO DIRECT, INC.              SEO-WON K-TEC., INC.


by      /s/ Donald Chiang               by      /s/ B. C. Shin
        -----------------                       --------------
        DONALD CHIANG                           B. C. SHIN
        Director of Purchasing                  President
Date:  February 20, 1998        Date:  February 24, 1998